Exhibit 99.3

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

April 6, 2011

The Board of Directors
TomoTherapy Incorporated
1240 Deming Way
Madison, Wisconsin  53717

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 6, 2011, to the Board of Directors of TomoTherapy Incorporated (“TomoTherapy”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinion of TomoTherapy’s Financial Advisor,” “THE MERGER — Background of the Merger,” “THE MERGER — TomoTherapy’s Reasons for the Merger; Recommendation of TomoTherapy’s Board of Directors,” and “THE MERGER — Opinion of TomoTherapy’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving TomoTherapy and Accuray Incorporated (“Accuray”), which proxy statement/prospectus forms a part of Accuray’s Registration Statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Securities Act”) or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith

Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED